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                                                Filed pursuant to Rule 424(B)(3)
                                                      Registration No. 333-69555

                         FIRST CAPITAL BANCSHARES, INC.

                     OFFERING OF A MINIMUM OF 500,000 AND A
                    MAXIMUM OF 720,000 SHARES OF COMMON STOCK

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                         SUPPLEMENT NO. 1 TO PROSPECTUS
                              DATED MARCH 30, 1999

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         This Supplement has been prepared solely for use in conjunction with the Prospectus of FIRST CAPITAL BANCSHARES, INC., a South Carolina corporation (the "Company"), dated March 30, 1999 (the "Prospectus"), pursuant to which a minimum of 500,000 shares and a maximum of 720,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), is being offered at $10.00 per share.

         The Company is extending the offering of its Common Stock through August 13, 1999, subject to the Company's right to extend the offering up to January 31, 2000 or to terminate the offering earlier if it sells all of the shares of Common Stock it is offering pursuant to the Prospectus or if it otherwise determines such termination to be appropriate.

         This Supplement is not a summary of the information in the Prospectus, and it may not be used except in conjunction with the Prospectus.

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         TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS
INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO THE COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS, AND THIS SUPPLEMENT NO. 1 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

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               The date of this Supplement No. 1 is June 14, 1999.